Exhibit 10.2

Form of Annual Executive Compensation Notification
200__ FISCAL YEAR EXECUTIVE OFFICER BASE SALARY, INCENTIVE BONUS PROGRAM
and DEFERRED COMPENSATION

Name:

Base Salary

$                     per year

200[ ] Incentive Bonus Program

You shall have the opportunity to earn additions to your base salary through the award of the following bonus pursuant to the D.R. Horton, Inc. Amended and Restated 2000 Incentive Bonus Plan (the “Plan”).

(1)	___percent (___%) of consolidated pre-tax income of the Company for the month of December 200___.

(2)	___percent (___%) of consolidated pre-tax income of the Company for the quarter ending March 31, 200___.

(3)	___percent (___%) of consolidated pre-tax income of the Company for the quarter ending June 30, 200___.

(4)	___percent (___%) of consolidated pre-tax income of the Company for the quarter ending September 30, 200___.

The foregoing award (up to the limit in (ii) in the following sentence) is intended to satisfy the requirements for “Performance-Based Compensation” under the Plan. In accordance with the provisions of the Plan: (i) the Compensation Committee retains the discretion to adjust your award, in a manner that does not increase the value of such award, at any time prior to the payment thereof, and (ii) the maximum awards payable to you under the Plan with respect to any fiscal year of the Company shall not exceed 2.0% of consolidated pre-tax income for that year, calculated in accordance with generally accepted accounting principles.

Deferred Compensation

The Company has established two Deferred Compensation Plans in which you may participate.

The D.R. Horton Deferred Compensation Plan provides for voluntary income deferrals by you.

SERP No. 2 is a promise by the Company to pay retirement benefits to you. If you are employed by the Company on September 30, 200___, the Company will establish a liability to you equal to 10% of your annual base pay as of October 1, 200___. This liability will accrue earnings in future years at a rate established by the administrative committee.

Please refer to the plan summaries and prospectuses related to the plans and the formal plan documents, each of which has previously been provided to you, for a more detailed description of the terms and conditions of each plan.